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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TRANSATLANTIC HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
VALIDUS HOLDINGS, LTD. TV HOLDINGS, LLC TV MERGER SUB, LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED JULY 20, 2011

SPECIAL MEETING OF STOCKHOLDERS

OF

TRANSATLANTIC HOLDINGS, INC.

TO BE HELD ON    , 2011

PROXY STATEMENT
OF
VALIDUS HOLDINGS, LTD.
TV HOLDINGS, LLC
TV MERGER SUB, LLC

SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED
ACQUISITION OF TRANSATLANTIC HOLDINGS, INC. BY ALLIED WORLD
ASSURANCE COMPANY HOLDINGS, AG

        This preliminary Proxy Statement (this "Proxy Statement") and the enclosed BLUE proxy card are furnished by Validus Holdings, Ltd., a Bermuda exempted company ("Validus," "we" or "us"), TV Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Validus ("TV Holdings") and TV Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of TV Holdings ("TV Merger Sub") (for convenience purposes, throughout this Proxy Statement, we sometimes refer to Validus as the party soliciting proxies in connection herewith), in connection with Validus' solicitation of proxies to be used at the special meeting (the "Special Meeting") of stockholders of Transatlantic Holdings, Inc., a Delaware corporation ("Transatlantic"), to be held on            , 2011, at                    at             , and at any adjournments or postponements thereof.

        This Proxy Statement and the enclosed BLUE proxy card are first being mailed to Transatlantic stockholders on or about            , 2011.

        Pursuant to this Proxy Statement, Validus is soliciting proxies from holders of common stock, par value $1.00 per share (the "Transatlantic Shares"), of Transatlantic, to vote "AGAINST" the proposal to adopt the Agreement and Plan of Merger, dated as of June 12, 2011 (as the same may be amended, the "Allied World Acquisition Agreement"), by and among Allied World Assurance Company Holdings, AG ("Allied World"), Transatlantic and GO Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Allied World ("Acquisition Sub"). The Allied World Acquisition Agreement contemplates the merger of Acquisition Sub with and into Transatlantic, with Transatlantic continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Allied World (the "Proposed Allied World Acquisition").

        The specific proposals we are soliciting proxies to vote "AGAINST" are (i) the proposal to adopt the Allied World Acquisition Agreement (the "Allied World Acquisition Agreement Proposal"), (ii) the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the adoption of the Allied World Acquisition Agreement (the "Adjournment Proposal") and (iii) the proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Transatlantic's named executive officers in connection with the acquisition, and the agreements and understandings pursuant to which such compensation may be paid or become payable (the "Payout Proposal"), each as described in the preliminary joint proxy statement/prospectus included in the registration statement on Form S-4 filed by Allied World (the "Allied World/Transatlantic S-4") with the United States Securities and Exchange Commission (the "SEC") on July 7, 2011. Transatlantic has set July 22, 2011 as the record date for determining those stockholders who will be entitled to vote at the Special Meeting (the "Record Date"). The principal executive offices of Transatlantic are located at 80 Pine Street, New York, New York 10005, United States.

        WE ARE SOLICITING PROXIES FROM TRANSATLANTIC STOCKHOLDERS TO VOTE "AGAINST" THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL, THE ADJOURNMENT PROPOSAL AND THE PAYOUT PROPOSAL. WE BELIEVE THE PROPOSED ALLIED WORLD ACQUISITION DOES NOT PROVIDE ADEQUATE CONSIDERATION TO TRANSATLANTIC STOCKHOLDERS, AND WE BELIEVE THE VALIDUS TRANSACTION PROPOSAL (AS DEFINED HEREIN) IS A SUPERIOR ALTERNATIVE FOR THE TRANSATLANTIC STOCKHOLDERS BECAUSE IT PROVIDES SIGNIFICANTLY GREATER FINANCIAL VALUE TO TRANSATLANTIC STOCKHOLDERS THAN THE PROPOSED ALLIED WORLD ACQUISITION.

        On July 12, 2011, Validus publicly announced that it had delivered a written proposal to the Board of Directors of Transatlantic to combine the businesses of Validus and Transatlantic through a merger transaction in which Validus would acquire all of the outstanding Transatlantic Shares (the "Validus Merger Offer"). Pursuant to the Validus Merger Offer, Transatlantic stockholders would receive 1.5564 Validus voting common shares, par value $0.175 per share (the "Validus Shares") in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger for each Transatlantic Share they own.

        Unlike the Proposed Allied World Acquisition, the Validus Merger Offer is structured to be tax-free to Transatlantic stockholders with respect to the Validus Shares they receive in the merger. As part of the Validus Merger Offer, and through a submission to Transatlantic of a proposed merger agreement, Validus has indicated it would be prepared to enter into a merger agreement with Transatlantic that includes substantially similar non-price terms and conditions as the Allied World Acquisition Agreement.

        Transatlantic announced on July 19, 2011 that the Transatlantic board of directors (the "Transatlantic Board") had determined that the Validus Merger Offer does not constitute a "superior proposal" under the terms of the Allied World Acquisition Agreement and reaffirmed its support of the Proposed Allied World Acquisition. However, Transatlantic also announced that the Transatlantic Board had determined that the Validus Merger Offer is reasonably likely to lead to a "superior proposal" and that the failure to enter into discussions regarding the Validus Merger Offer would result in a breach of the Transatlantic Board's fiduciary duties under applicable law.

        Validus desires to enter into discussions with Transatlantic regarding the Validus Merger Offer. However, Validus intends to take steps to preserve the ability of Transatlantic stockholders to receive the consideration available in a transaction with Validus, including through commencement of an exchange offer for all of the outstanding Transatlantic Shares (the "Validus Exchange Offer") pursuant to which Transatlantic stockholders will receive 1.5564 Validus Shares and $8.00 per share in cash (less applicable withholding taxes and without interest) in exchange for each Transatlantic Share they own. The consideration received by Transatlantic stockholders in the Validus Exchange Offer would be taxable. The terms and conditions of the Validus Exchange Offer will be set forth in the prospectus/offer to exchange that will form a part of a Registration Statement on Form S-4 that may be filed by Validus with the SEC (the "Validus S-4"). We refer to the transactions contemplated by the Validus Merger Offer and the Validus Exchange Offer herein as the "Validus Transaction Proposal."

        The Validus Merger Offer and the Validus Exchange Offer are alternative methods for Validus to acquire all of the issued and outstanding Transatlantic Shares. Ultimately, only one of these transaction structures can be pursued to completion. Validus intends to seek to acquire Transatlantic by whichever method Validus determines is most likely to be completed.

        Based upon closing prices as of July 12, 2011, the last trading day prior to our announcement of the Validus Merger Offer, the Validus Transaction Proposal had a value of $55.95 per Transatlantic Share, which represented a 27.1% premium to the closing price of the Transatlantic Shares on June 10, 2011, the last trading day prior to the announcement of the Proposed Allied World Acquisition. Based upon closing prices as of July 12, 2011, the Validus Transaction Proposal represented a 12.1% premium to the consideration to be received by Transatlantic stockholders in the Proposed Allied World Acquisition. Based upon closing prices as of                , 2011, the last practicable date prior to the filing of this Proxy Statement, the Validus Transaction Proposal had a value of $        per Transatlantic Share, which represented      % premium to the consideration to be received by Transatlantic stockholders in the Proposed Allied World Acquisition.

        WE ARE NOT ASKING YOU TO VOTE ON OR APPROVE THE VALIDUS MERGER OFFER AT THIS TIME.    HOWEVER, WE BELIEVE THAT A VOTE "AGAINST" THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL WILL SEND A MESSAGE TO THE TRANSATLANTIC BOARD THAT TRANSATLANTIC STOCKHOLDERS REJECT THE PROPOSED ALLIED WORLD ACQUISITION AND THAT THE TRANSATLANTIC BOARD SHOULD TERMINATE THE ALLIED WORLD ACQUISITION AGREEMENT AND GIVE PROPER CONSIDERATION TO OTHER OFFERS THAT IT RECEIVES, INCLUDING THE VALIDUS MERGER OFFER. A VOTE AGAINST THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL WILL NOT OBLIGATE YOU TO VOTE FOR THE VALIDUS MERGER OFFER OR TENDER YOUR TRANSATLANTIC SHARES IN THE VALIDUS EXCHANGE OFFER. HOWEVER, YOU MUST TENDER YOUR TRANSATLANTIC SHARES PURSUANT TO THE VALIDUS EXCHANGE OFFER IF YOU WISH TO PARTICIPATE IN THE VALIDUS EXCHANGE OFFER.

        EVEN IF YOU HAVE ALREADY SENT A PROXY CARD TO TRANSATLANTIC, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. ONLY YOUR LATEST-DATED PROXY COUNTS. VOTE "AGAINST" THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL, THE ADJOURNMENT PROPOSAL AND THE PAYOUT PROPOSAL, BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF YOUR PROXY CARD IS MAILED IN THE UNITED STATES. WE URGE YOU VOTE BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD.

        IF YOUR TRANSATLANTIC SHARES ARE HELD IN "STREET-NAME," DELIVER THE ENCLOSED BLUE VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A BLUE PROXY CARD IS SUBMITTED ON YOUR BEHALF. IF YOUR BROKER OR BANK OR CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY INTERNET OR TELEPHONE, INSTRUCTIONS WILL BE INCLUDED ON THE ENCLOSED BLUE VOTING INSTRUCTION FORM.

REASONS TO VOTE "AGAINST"
THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL

        Validus is soliciting proxies from Transatlantic stockholders in opposition to the Proposed Allied World Acquisition and specifically "AGAINST" the Allied World Acquisition Agreement Proposal. Validus urges all Transatlantic stockholders to vote "AGAINST" the Allied World Acquisition Agreement Proposal for the following reasons:

  •
  A vote "AGAINST" the Allied World Acquisition Agreement Proposal preserves your opportunity to receive the consideration contemplated by the Validus Transaction Proposal which, if consummated, provides superior economics to Transatlantic stockholders as compared to the Proposed Allied World Acquisition.

        We believe that the Validus Transaction Proposal, if consummated, would be superior to the Proposed Allied World Acquisition because it would provide Transatlantic stockholders an opportunity to receive cash and stock with a combined value per Transatlantic Share greater than under the Proposed Allied World Acquisition based upon the recent trading prices of the common shares of each of Validus and Allied World. In addition, the Validus Merger Offer may be tax-advantageous to Transatlantic stockholders as, unlike the Proposed Allied World Acquisition which is a fully taxable transaction (without a cash component with which Transatlantic stockholders may pay their taxes), the Validus Merger Offer is structured to be tax-free to Transatlantic stockholders with respect to the Validus Shares they receive in the merger.

        Based upon closing prices as of July 12, 2011, the last trading day prior to our announcement of the Validus merger offer, the Validus Transaction Proposal had a value of $55.95 per Transatlantic Share, which represented a 27.1% premium to the closing price of the Transatlantic Shares on June 10, 2011, the last trading day prior to the announcement of the Proposed Allied World Acquisition. Based upon closing prices as of July 12, 2011, the Validus Transaction Proposal represented a 12.1% premium to the consideration to be received by Transatlantic stockholders in the Proposed Allied World Acquisition. Based upon closing prices as of              , 2011, the last practicable date prior to the filing of this Proxy Statement, the Validus Transaction Proposal had a value of $          per Transatlantic Share, which represented        % premium to the consideration to be received by Transatlantic stockholders in the Proposed Allied World Acquisition.

        Information with respect to the range of closing prices for the Transatlantic Shares, which are traded on the New York Stock Exchange ("NYSE"), for certain dates and periods is set forth in the Allied World/Transatlantic S-4. Validus urges Transatlantic stockholders to obtain a current market quotation for the Transatlantic Shares.

  •
  A vote "AGAINST" the Allied World Acquisition Agreement Proposal stops the Transatlantic Board's attempt to sell Transatlantic in what Validus believes is an inferior transaction.

        Transatlantic has entered into an agreement providing for an all-stock acquisition by Allied World in which Transatlantic stockholders will receive Allied World Shares having a value not reflecting the fair value of their Transatlantic Shares. We believe that the Transatlantic Board, in evaluating a transaction of this type, should have considered available alternative transactions beforehand and acted to enhance value for Transatlantic stockholders.

        The Proposed Allied World Acquisition does not contemplate any cash to be provided to Transatlantic stockholders (notwithstanding the taxable nature of the transaction) and, accordingly Transatlantic stockholders will need to sell shares or otherwise fund payments to the extent they recognize gain on the transaction. Validus believes that the benefit, if any, to be received by Transatlantic stockholders from the sale of Transatlantic to Allied World will be based solely on the speculative future performance of a combination of Transatlantic with Allied World.

  •
  A vote "AGAINST" the Allied World Acquisition Agreement Proposal allows the Transatlantic Board to consider other, potentially more valuable, alternatives for Transatlantic.

        The Section entitled "The Merger—Background of the Merger" in the Allied World/Transatlantic S-4 discloses that Transatlantic did not contact other parties prior to entering into the Allied World Acquisition Agreement. Even when approached by Validus to discuss a potential transaction just days prior to the execution of the Allied World Acquisition Agreement, Transatlantic did not seek to have any discussions with Validus about the value that Validus could deliver to Transatlantic stockholders. The Validus Transaction Proposal is evidence that a higher premium and greater value could have been available for Transatlantic stockholders had the Transatlantic Board considered available alternatives to enhance stockholder value and is still available if the Transatlantic Board, subject to the terms of the Allied World Acquisition Agreement, accepts the Validus Merger Offer.

        On July 19, 2011, Transatlantic announced that the Transatlantic Board had determined that the Validus Merger Offer does not constitute a "superior proposal" under the terms of the Allied World Acquisition Agreement and reaffirmed its support of the Proposed Allied World Acquisition. However, Transatlantic also announced that the Transatlantic Board had determined that the Validus Merger Offer is reasonably likely to lead to a "superior proposal" and that the failure to enter into discussions regarding the Validus Merger Offer would result in a breach of the Transatlantic Board's fiduciary duties under applicable law. Even if the Transatlantic Board determines that it should proceed with the Validus Merger Offer, the Transatlantic Board cannot unilaterally terminate the Allied World Acquisition Agreement. However, if the Proposed Allied World Acquisition is rejected by Transatlantic stockholders, the Transatlantic Board will be free to terminate the Allied World Acquisition Agreement and consider available alternatives to enhance Transatlantic stockholder value, including the Validus Merger Offer.

        Validus believes that the Validus Merger Offer constitutes a "superior proposal" pursuant to the terms of the Allied World Acquisition Agreement. Based upon closing prices as of July 12, 2011, the last trading day prior to our announcement of the Validus Merger Offer, the Validus Transaction Proposal had a value of $55.95 per Transatlantic Share, which represented a 14.1% premium to the closing price of the Transatlantic Shares as of such date. Based upon closing prices as of                        , 2011, the last practicable date prior to the filing of this Proxy Statement, the Validus Transaction Proposal had a value of $            per Transatlantic Share, which represented a        % premium to the closing price of Transatlantic Shares as of such date, and the Proposed Allied World Acquisition had a value of $            per Transatlantic Share, which represented a        %                        to the closing price of the Transatlantic Shares as of such date.

        USE YOUR BLUE PROXY CARD TO VOTE "AGAINST" THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL, THE ADJOURNMENT PROPOSAL AND THE PAYOUT PROPOSAL TODAY BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. A VOTE AGAINST THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL WILL NOT OBLIGATE YOU TO VOTE FOR THE VALIDUS MERGER OFFER OR TENDER YOUR TRANSATLANTIC SHARES IN THE VALIDUS EXCHANGE OFFER. HOWEVER, YOU MUST TENDER YOUR TRANSATLANTIC SHARES PURSUANT TO THE VALIDUS EXCHANGE OFFER IF YOU WISH TO PARTICIPATE IN THE VALIDUS EXCHANGE OFFER.

        IF YOUR TRANSATLANTIC SHARES ARE HELD IN "STREET-NAME," DELIVER THE ENCLOSED BLUE VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A BLUE PROXY CARD IS SUBMITTED ON YOUR BEHALF. IF YOUR BROKER OR BANK OR CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY INTERNET OR TELEPHONE, INSTRUCTIONS WILL BE INCLUDED ON THE ENCLOSED BLUE VOTING INSTRUCTION FORM.

        DO NOT RETURN ANY PROXY CARD THAT YOU RECEIVE FROM TRANSATLANTIC—EVEN AS A PROTEST VOTE AGAINST THE PROPOSED ALLIED WORLD ACQUISITION. EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD FURNISHED BY TRANSATLANTIC, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY INTERNET OR TELEPHONE OR BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY.

        WE URGE YOU TO SEND THE TRANSATLANTIC BOARD A MESSAGE THAT TRANSATLANTIC STOCKHOLDERS REJECT THE PROPOSED ALLIED WORLD ACQUISITION AND THAT THE TRANSATLANTIC BOARD SHOULD TERMINATE THE ALLIED WORLD ACQUISITION AGREEMENT AND GIVE PROPER CONSIDERATION TO OTHER OFFERS THAT IT RECEIVES, INCLUDING THE VALIDUS MERGER OFFER. VOTE "AGAINST" THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL, THE ADJOURNMENT PROPOSAL AND THE PAYOUT PROPOSAL TODAY.

BACKGROUND OF THE SOLICITATION

        Since Validus' formation in 2005, Validus has explored all available avenues for profitable growth, including evaluating opportunities for strategic acquisitions which fit Validus' criteria. In connection with such strategic evaluation, Validus has in the past had preliminary discussions with Transatlantic regarding a potential business combination transaction.

        On June 3, 2011, Edward J. Noonan, the Chief Executive Officer and Chairman of the Board of Directors of Validus, spoke by telephone with Robert F. Orlich, President, Chief Executive Officer and a Director of Transatlantic. Mr. Noonan discussed with Mr. Orlich a potential business combination transaction between Validus and Transatlantic.

        On June 7, 2011, Validus delivered a letter to Transatlantic reiterating its interest in exploring a business combination transaction with Transatlantic.

        On June 12, 2011, Transatlantic and Allied World announced that they had entered into the Allied World Acquisition Agreement.

        On July 7, 2011, Allied World filed the Allied World/Transatlantic S-4 with the SEC. The Allied World/Transatlantic S-4 purports to provide a summary of the events leading to Allied World and Transatlantic entering into the Allied World Acquisition Agreement.

        In the afternoon of July 12, 2011, Mr. Noonan placed a telephone call to Mr. Orlich. Mr. Noonan spoke to Mr. Orlich and stated that Validus would be making a proposal to acquire Transatlantic in a merger pursuant to which Transatlantic stockholders would receive 1.5564 Validus Shares in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger. Mr. Noonan also noted that while Validus preferred to work cooperatively with Transatlantic to complete a consensual transaction, it was also prepared to take the Validus Transaction Proposal directly to Transatlantic stockholders if necessary.

        Following this telephone call, in the evening of July 12, 2011, Validus delivered a proposal letter containing the Validus Merger Offer to the Transatlantic Board in care of Rich S. Press, Chairman of the Transatlantic Board, and Mr. Orlich and issued a press release announcing the Validus Merger Offer. The letter reads as follows:

  July 12, 2011

  Board of Directors of Transatlantic Holdings, Inc.
      c/o Richard S. Press, Chairman
      c/o Robert F. Orlich, President and Chief Executive Officer
  80 Pine Street
  New York, New York 10005

  Re:
  Superior Proposal by Validus Holdings, Ltd. to Transatlantic Holdings, Inc.

  Dear Sirs:

  On behalf of Validus, I am pleased to submit this proposal to combine the businesses of Validus and Transatlantic through a merger in which Validus would acquire all of the outstanding stock of Transatlantic. Pursuant to our proposal, Transatlantic stockholders would receive 1.5564 Validus voting common shares in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger for each share of Transatlantic common stock they own. This combination, which is highly compelling from both a strategic and financial perspective, would create superior value for our respective shareholders.

  Based on our closing stock price on July 12, 2011, the proposed transaction provides Transatlantic stockholders with total consideration of $55.95 per share of Transatlantic common stock based on the Validus closing price on July 12, 2011, which represents a 27.1% premium to Transatlantic's closing price on June 10, 2011, the last trading day prior to the announcement of the proposed acquisition of Transatlantic by Allied World Assurance Company Holdings, AG. Our proposal also represents a 12.1% premium over the value of stock consideration to be paid to Transatlantic stockholders as part of the proposed acquisition of Transatlantic by Allied World based on the closing prices of Allied World and Validus shares on July 12, 2011. Additionally, our proposed transaction is structured to be tax-free to Transatlantic stockholders with respect to the Validus voting common shares they receive in the merger. The Allied World acquisition of Transatlantic is a fully-taxable transaction and does not include a cash component to pay taxes. Based on recent public statements by a number of significant Transatlantic stockholders, we believe that Transatlantic stockholders would welcome and support our proposed tax-free transaction, which provides higher value, both currently and in the long-term, to Transatlantic stockholders than Transatlantic's proposed acquisition by Allied World.

  Our Board of Directors and senior management have great respect for Transatlantic and its business. As you know from our previous outreaches to you and past discussions, including our recent conversation on June 3rd and our letter dated June 7th, Validus has been interested in exploring a mutually beneficial business combination with Transatlantic for some time. We continue to believe in the compelling logic of a transaction between Transatlantic and Validus. Each of us has established superb reputations with our respective brokers and ceding companies in the markets we serve. The Flaspöhler 2010 Broker Report rated Transatlantic #3 and Validus #7 for "Best Overall" reinsurer and Validus #4 and Transatlantic #7 for "Best Overall—Property Catastrophe." These parallel reputations for excellent service, creativity and underwriting consistency, when combined with the enhanced capital strength and worldwide scope of a combined Validus and Transatlantic, would afford us the opportunity to execute a transaction that would be mutually beneficial to our respective shareholders and customers, and more attractive than the proposed acquisition of Transatlantic by Allied World.

  We believe that our proposal clearly constitutes a "Superior Proposal" under the terms of the proposed Allied World merger agreement for the compelling reasons set forth below:

  1.
  Superior Value.    Our proposal of 1.5564 Validus voting common shares in the merger and $8.00 in cash pursuant to a pre-closing dividend for each share of Transatlantic common stock, which represents total consideration of $55.95 per share of Transatlantic common stock based on the Validus closing price on July 12, 2011, delivers a significantly higher value to Transatlantic stockholders than does the proposed acquisition of Transatlantic by Allied World. As noted above, as of such date, our proposal represents a 27.1% premium to Transatlantic's closing price on June 10, 2011, the last trading day prior to the announcement of the proposed acquisition of Transatlantic by Allied World, and a 12.1% premium over the value of stock consideration to be paid to Transatlantic stockholders in the proposed acquisition of Transatlantic by Allied World based on the closing prices of Allied World and Transatlantic shares on July 12, 2011. Our proposal also delivers greater certainty of value because it includes a meaningful pre-closing cash dividend payable to Transatlantic stockholders in contrast to the all-stock Allied World offer.

  2.
  Tax-Free Treatment.    In addition to the meaningful premium and cash consideration, the proposed transaction with Validus is structured to be tax-free to Transatlantic stockholders with respect to the Validus voting common shares they receive in the merger (unlike the fully-taxable proposed acquisition of Transatlantic by Allied World).

  3.
  Relative Ownership.    Upon consummation of the proposed transaction, Transatlantic stockholders would own approximately 48% of Validus' outstanding common shares on a fully-diluted basis.(1)

(1)
Fully diluted shares calculated using treasury stock method.

4.
Superior Currency.    Validus' voting common shares have superior performance and liquidity characteristics compared to Allied World's stock:

	Validus	Allied World
Total Shareholder Return Since Validus IPO(a)	+55%	+24%
Market Cap as of 6/10/11	$3.0 billion	$2.2 billion
Average Daily Trading Volume (3 month)(b)	$27.6 million	$14.6 million
Average Daily Trading Volume (6 month)(c)	$22.4 million	$13.4 million
Price / As-Reported Diluted Book (Unaffected)(d)	0.97x	0.78x
Price / As-Reported Diluted Book (Current)(d)	0.98x	0.76x
Dividend Yield as of 6/10/11 (Unaffected)	3.3%(e)	2.6%(f)

(a)
Including dividends. Based on the closing prices on June 10, 2011 and July 24, 2007. Source: SNL.

(b)
Three months prior to June 12, 2011, date of announcement of proposed Allied World acquisition of Transatlantic. Source: Bloomberg.

(c)
Six months prior to June 12, 2011, date of announcement of proposed Allied World acquisition of Transatlantic. Source: Bloomberg.

(d)
Based on March 31, 2011 GAAP diluted book value per share. Unaffected price / as-reported diluted book value measured prior to June 12, 2011 announcement of proposed Allied World acquisition of Transatlantic. Current is as of closing prices of Validus and Allied World stock on July 12, 2011.

(e)
Based on $0.25 per share quarterly dividend, as announced May 5, 2011.

(f)
Based on $0.375 per share quarterly dividend, as disclosed in Allied World Form 8-K dated June 15, 2011.

    Moreover, Validus has maintained a premium valuation on a diluted book value per share multiple basis relative to its peers over the past two years, including Allied World. Our commitment to transparency and shareholder value creation has allowed us to build a long-term institutional shareholder base, even as our initial investors have reduced their ownership in Validus.

  5.
  Robust Long-Term Prospects. We believe that a combined Validus and Transatlantic would be a superior company to Allied World following its acquisition of Transatlantic:

  •
  Strategic Fit:

  —
  The combination of Validus' strong positions in Bermuda and London and Transatlantic's operations in the United States, continental Europe and Asia would produce a rare example of a complementary business fit with minimal overlap.

    —
    This combination will produce a well-diversified company that will be a global leader in reinsurance.

    —
    This combination will solidify Validus' leadership in property catastrophe, with pro forma managed catastrophe premiums of over $1 billion,(2) while remaining within Validus' historical risk appetite. Validus has significant experience assimilating catastrophe portfolios, most recently its acquisition of IPC Holdings, Ltd. in 2009.

(2)
Based on property catastrophe gross premiums written for Validus and net premiums written for Transatlantic in 2010. Pro forma for Validus ($572 million), Transatlantic ($431 million) and AlphaCat Re 2011 ($43 million).

  —
  Finally, we believe that there is a natural division of expertise among our key executives in line with our complementary businesses.

•
Size and Market Position:  This combination would create a geographically diversified company with a top six reinsurance industry position on a pro forma basis,(3) and makes the combined company meaningfully larger than many of the companies considered to be in our mutual peer group. Our merged companies would have gross premiums written over the last twelve months of approximately $6.1 billion as of March 31, 2011.

(3)
Ranked by 2009 net premiums written and excluding the Lloyd's market per Standard & Poor's Global Reinsurance Highlights 2010.

  —
  As the level of capital required to support risk will continue to rise globally, we believe that size will become an even more important competitive advantage in the reinsurance market. The recent renewals at June 1 and July 1, 2011 reinforced this belief as Validus was able to significantly outperform market rate levels—which we believe was a result of our size, superior analytics and our ability to structure private transactions at better than market terms, while not increasing our overall risk levels.

•
Significant Structural Flexibility:  Given jurisdiction, size and market position benefits, a combined Validus and Transatlantic would have significant structural flexibility, including its ability to optimally deploy capital globally in different jurisdictions, e.g., through targeted growth initiatives and/or capital management.

•
Global, Committed Leader in Reinsurance:  Validus has a superior business plan for the combined company that will drive earnings by capturing the best priced segments of the reinsurance market. A combined Validus / Transatlantic would derive a majority of its premiums from short-tail lines and 17% of premiums written from property catastrophe (compared to 10% for Allied World / Transatlantic).(4) Validus believes this business mix allows for optimal cycle management as the attractive pricing in short tail reinsurance will allow the combined company to better position itself for the eventual upturn in long tail lines. Validus also intends to fortify Transatlantic's reserve position through a planned $500 million pre-tax reserve strengthening.

(4)
Based on gross premiums written for Validus and net premiums written for Transatlantic in 2010.

    We have reviewed the Allied World merger agreement and would be prepared to enter into a merger agreement with Transatlantic that includes substantially similar non-price terms and conditions as the Allied World merger agreement. We are also open to discussing an increase to the size of Validus' Board of Directors to add representation from the Transatlantic Board of Directors. In order to facilitate your review of our proposal, we have delivered to you a draft merger agreement.

    Additionally, we expect that the proposed transaction with Validus would be subject to customary closing conditions, including the receipt of domestic and foreign antitrust and insurance regulatory approvals and consents in the United States and other relevant jurisdictions. Based upon discussions with our advisors, we anticipate that all necessary approvals and consents can be completed in a timely manner and will involve no undue delay in comparison to Transatlantic's proposed acquisition by Allied World.

    Validus expects that the pre-closing special dividend would be financed entirely by new indebtedness incurred by Transatlantic. As such, Validus has received a highly confident letter from J.P. Morgan Securities LLC in connection with the arrangement of the full amount of financing required for the Transatlantic pre-closing special dividend.

    Validus has completed two large acquisitions since 2007, and has a proven track record of assimilating and enhancing the performance of businesses that it acquires to create additional value for shareholders. As such, we are confident that we will be able to successfully integrate Transatlantic's and Validus' businesses in a manner that will quickly maximize the benefits of the transaction for our respective shareholders.

    Given the importance of our proposal to our respective shareholders, we feel it appropriate to make this letter public. We believe that our proposal presents a compelling opportunity for both our companies and our respective shareholders, and look forward to the Transatlantic Board of Directors' response by July 19, 2011. We are confident that, after the Transatlantic Board of Directors has considered our proposal, it will agree that our terms are considerably more attractive to Transatlantic stockholders than the proposed acquisition of Transatlantic by Allied World and that our proposal constitutes, or is reasonably likely to lead to, a "Superior Proposal" under the terms of Transatlantic's merger agreement with Allied World.

    We understand that, after the Transatlantic Board of Directors has made this determination and provided the appropriate notice to Allied World under the merger agreement, it can authorize Transatlantic's management to enter into discussions with us and provide information to us. We are prepared to immediately enter into a mutually acceptable confidentiality agreement, and we would be pleased to provide Transatlantic with a proposed confidentiality agreement.

    We understand that the terms of Transatlantic's merger agreement with Allied World do not currently permit Transatlantic to terminate the merger agreement in order to accept a "Superior Proposal," but rather Transatlantic has committed to bring the proposed acquisition of Transatlantic by Allied World to a stockholder vote. We are prepared to communicate the benefits of our proposal as compared to Allied World's proposed acquisition of Transatlantic directly to Transatlantic stockholders. In addition, while we would prefer to work cooperatively with the Transatlantic Board of Directors to complete a consensual transaction, we are prepared to take our proposal directly to Transatlantic stockholders if necessary.

    We have already reviewed Transatlantic's publicly available information and would welcome the opportunity to review the due diligence information that Transatlantic previously provided to Allied World. We are also prepared to give Transatlantic and its representatives access to Validus' non-public information for purposes of the Transatlantic Board of Director's due diligence review of us.

    Our Board of Directors has unanimously approved the submission of this proposal. Of course, any definitive transaction between Validus and Transatlantic would be subject to the final approval of our Board of Directors, and the issuance of Validus voting common shares contemplated by our proposal will require the approval of our shareholders. We do not anticipate any difficulty in obtaining the required approvals and are prepared to move forward promptly at an appropriate time to seek these approvals.

    This letter does not create or constitute any legally binding obligation by Validus regarding the proposed transaction, and, other than any confidentiality agreement to be entered into with

    Transatlantic, there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed by Transatlantic and Validus.

    We believe that time is of the essence, and we, our financial advisors, Greenhill & Co., LLC and J.P. Morgan Securities LLC, and our legal advisor, Skadden, Arps, Slate Meagher & Flom LLP, are prepared to move forward expeditiously with our proposal to pursue this transaction. We believe that our proposal presents a compelling opportunity for both companies and our respective shareholders, and we look forward to receiving your response by July 19, 2011.

Sincerely,
/s/ EDWARD J. NOONAN Edward J. Noonan Chairman and Chief Executive Officer

    Enclosure

        On the morning of July 13, 2011, Transatlantic issued a press release acknowledging receipt of the letter from Validus containing the Validus Merger Offer and a separate press release announcing the record date for the Special Meeting as of the close of business on July 22, 2011.

        Also on the morning of July 13, 2011, Allied World issued a press release announcing the record date for its extraordinary general meeting of its shareholders relating to the Proposed Allied World Acquisition as of the close of business on July 22, 2011.

        On the afternoon of July 17, 2011, Validus delivered supplemental materials relating to the superior economics and other benefits of the Validus Merger Offer to the Transatlantic Board and, in the evening of July 17, 2011, Validus issued a press release describing the supplemental materials.

        On July 18, 2011, Validus filed a Notification and Report Form with the federal antitrust authorities under the Hart-Scott-Rodino Act of 1976, as amended, relating to the Validus Transaction Proposal.

        On July 19, 2011, Transatlantic issued a press release announcing that the Transatlantic Board determined that the Validus Merger Offer does not constitute a "superior proposal" under the terms of the Allied World Acquisition Agreement and reaffirmed its support of the Proposed Allied World Acquisition. However, Transatlantic also announced that the Transatlantic Board had determined that the Validus Merger Offer is reasonably likely to lead to a "superior proposal" and that the failure to enter into discussions regarding the Validus Merger Offer would result in a breach of the Transatlantic Board's fiduciary duties under applicable law.

        On July 20, 2011, Validus filed this Proxy Statement with the SEC with respect to soliciting votes against the Allied World Acquisition Agreement Proposal, the Adjournment Proposal and the Payout Proposal.

CERTAIN INFORMATION CONCERNING THE PROPOSED
ALLIED WORLD TRANSACTION

        At the Special Meeting, Transatlantic stockholders of record at the close of business on the Record Date will be voting on, among other things, whether to adopt the Allied World Acquisition Agreement. According to the Allied World/Transatlantic S-4, under the terms of the Allied World Acquisition Agreement, each outstanding Transatlantic Share, other than Transatlantic Shares held by Transatlantic, Allied World, Acquisition Sub or their respective subsidiaries, will be cancelled and converted into the right to receive 0.88 ordinary shares, par value CHF 15.00 per share (as may be adjusted in connection with the payment of dividends by virtue of a par value reduction, as approved by Allied World's shareholders at its 2011 annual general meeting), of Allied World. Allied World shareholders would continue to retain their shares after the Proposed Allied World Acquisition. According to the Allied World/Transatlantic S-4, as a result of the Proposed Allied World Acquisition, Transatlantic stockholders would own approximately 58% of the combined company on a fully diluted basis.

        The conditions to the consummation of the Proposed Allied World Acquisition include the following:

  •
  adoption of the Allied World Acquisition Agreement by Transatlantic stockholders;

  •
  approval by Allied World's stockholders of:

  —
  the issuance of Allied World shares to stockholders of Transatlantic on the terms and conditions set out in the Allied World Acquisition Agreement,

  —
  certain amendments to Allied World's Articles of Association, and

  —
  the election to the Allied World board of directors (the "Allied World Board") of (1) Mr. Richard S. Press, Mr. Michael C. Sapnar and Mr. Scott A. Carmilani, (2) four independent directors from the Transatlantic Board and (3) four independent directors from the Allied World Board;

  •
  the waiting period (and any extension thereof) applicable to the Proposed Allied World Acquisition under the Hart-Scott Rodino Act of 1976, as amended, having expired or earlier terminated;

  •
  receipt of any necessary approvals of the applicable insurance regulatory authorities in New York, Bermuda and Switzerland;

  •
  receipt of all other regulatory approvals, consents and waivers;

  •
  absence of any order or legal restraint preventing the Proposed Allied World Acquisition;

  •
  effectiveness of the registration statement registering Allied World shares to be issued in the Proposed Allied World Acquisition;

  •
  authorization of the listing on the NYSE of Allied World shares to be issued in the Proposed Allied World Acquisition;

  •
  the adoption by the Allied World Board of a written consent:

  —
  electing, following the effectiveness of the Proposed Allied World Acquisition, (1) Mr. Richard S. Press as non-executive Chairman of Allied World for one-year, (2) Mr. Scott A. Carmilani as President and Chief Executive Officer of Allied World and (3) Mr. Michael C. Sapnar as President and Chief Executive Officer of Global Reinsurance of Allied World,

  —
  approving certain officer appointments,

    —
    proposing an increase of the size of the Allied World Board by one director,

    —
    formulating certain committees of the Allied World Board and appointing certain directors to such committees, and

    —
    adopting other organizational changes;

  •
  obtaining a ruling from the Commercial Register of the Canton of Zug confirming that the Commercial Register will register a capital increase of Allied World;

  •
  the purchase of 45,000 Transatlantic Shares by Allied World;

  •
  the truth and correctness of the representations and warranties of Transatlantic and Allied World set forth in the Allied World Acquisition Agreement in all material respects or to the extent they have not or would not reasonably be expected to have a material adverse effect, as the case may be;

  •
  performance, in all material respects, by Transatlantic and Allied World of their respective material obligations under the Allied World Acquisition Agreement; and

  •
  receipt of a certificate executed by each party's chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding two bullet points.

        The Allied World Acquisition Agreement also provides for the termination of the Allied World Acquisition Agreement by either party under certain circumstances specified in the Allied World Acquisition Agreement, including the termination by:

  •
  Allied World if the Transatlantic Board withdraws or adversely modifies its approval or recommendation to its stockholders of the Proposed Allied World Acquisition or if Transatlantic stockholders or Allied World's shareholders fail to deliver the requisite votes in connection with the Proposed Allied World Acquisition; and

  •
  Transatlantic if the Allied World Board withdraws or adversely modifies its approval or recommendation to its shareholders of the Proposed Allied World Acquisition or if Allied World's shareholders or Transatlantic stockholders fail to deliver the requisite votes in connection with the Proposed Allied World Acquisition.

        Transatlantic has no right to terminate the Allied World Acquisition Agreement as a result of the Validus Merger Offer until after the vote of the Transatlantic stockholders at the Special Meeting, even if the Transatlantic Board changes its recommendation and recommends a vote "FOR" the Validus Merger Offer.

        The Allied World Acquisition Agreement provides for the payment by Transatlantic to Allied World of expense reimbursements and termination fees as follows:

  •
  a termination fee equal to $115 million (minus the amount of the $35 million alternative termination fee and up to $35 million expense reimbursement paid to Allied World, if any) if the Allied World Acquisition Agreement is terminated in the following circumstances:

  —
  by Allied World if the Transatlantic Board withdraws, modifies or qualifies its recommendation of the Proposed Allied World Acquisition (or resolves, agrees or publicly proposes to take any such action), or adopts, approves, endorses or recommends a third party acquisition proposal;

  —
  by Allied World or Transatlantic if (1) Transatlantic stockholders do not adopt the Allied World Acquisition Agreement, (2) a third party acquisition proposal for Transatlantic has been made or otherwise becomes publicly known or any person has publicly announced an intention to make such an acquisition proposal prior to the date of the Special

      Meeting and (3) within 12 months after termination of the Allied World Acquisition Agreement, Transatlantic or any of its subsidiaries enters into a contract or agreement with respect to, recommends or submits to its stockholders for approval, or consummates, a third party acquisition proposal;

    —
    by Allied World or Transatlantic if (1) the Proposed Allied World Acquisition is not consummated prior to January 31, 2012, (2) a third party acquisition proposal for Transatlantic has been made or otherwise becomes publicly known or any person has publicly announced an intention to make such an acquisition proposal prior to January 31, 2012, (3) the Special Meeting did not occur prior to January 24, 2012 and (4) within 12 months after termination of the Allied World Acquisition Agreement, Transatlantic or any of its subsidiaries enters into a contract or agreement with respect to, recommends or submits to its stockholders for approval, or consummates, a third party acquisition proposal; or

    —
    by Allied World (1) if Transatlantic has breached any of its covenants or agreements in the Allied World Acquisition Agreement or any of Transatlantic's representations and warranties are inaccurate such that a condition to closing would not be satisfied if such breaches or inaccuracies were occurring or continuing on the closing date, (2) a third party acquisition proposal for Transatlantic has been made or otherwise becomes publicly known or any person has publicly announced an intention to make such an acquisition proposal prior to the date of termination and (3) within 12 months after termination of the Allied World Acquisition Agreement, Transatlantic or any of its subsidiaries enters into a contract or agreement with respect to, recommends or submits to its stockholders for approval, or consummates, a third party acquisition proposal;

  •
  an "alternate termination fee" of $35 million if the Allied World Acquisition Agreement is terminated in the following circumstances:

  —
  by Allied World following a breach of (i) Transatlantic's agreement not to solicit third party acquisition proposals or (ii) Transatlantic's obligation to call, give notice of, convene and hold the Special Meeting; or

  —
  if the Transatlantic stockholders do not adopt the Allied World Acquisition Agreement unless Allied World's shareholders fail to deliver the requisite votes in connection with the matters submitted to them relating to the Allied World Acquisition Agreement Proposal; and

  •
  the reimbursement of expenses up to a maximum amount of $35 million if the Allied World Acquisition Agreement is terminated in the following circumstances:

  —
  by Allied World if Transatlantic has breached any of its covenants or agreements in the Allied World Acquisition Agreement or any of Transatlantic's representations and warranties are inaccurate such that a condition to closing would not be satisfied if such breaches or inaccuracies were occurring or continuing on the closing date (other than in respect of Transatlantic's agreement not to solicit third party acquisition proposals and Transatlantic's obligation to call, give notice of, convene and hold the Special Meeting); or

  —
  by Transatlantic or Allied World if Transatlantic stockholders do not adopt the Allied World Acquisition Agreement unless Allied World's shareholders fail to deliver the requisite votes in connection with the matters submitted to them relating to the Proposed Allied World Acquisition.

        Allied World is obligated to pay a termination fee or alternative termination fee to Transatlantic, and to reimburse expenses to Transatlantic, under similar circumstances relating to Allied World and Allied World's shareholders.

        Except as set forth above, Transatlantic and Allied World will pay their own fees and expenses incurred in connection with the Proposed Allied World Acquisition, except that Transatlantic and Allied World will share equally all fees and expenses in relation to the printing, filing and distribution of the Allied World/Transatlantic S-4 and any filing fees in connection with the Proposed Allied World Acquisition pursuant to any antitrust or competition law except, in each case, attorneys' and accountants' fees and expenses.

        WE ARE SOLICITING PROXIES FROM TRANSATLANTIC STOCKHOLDERS TO VOTE "AGAINST" THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL, THE ADJOURNMENT PROPOSAL AND THE PAYOUT PROPOSAL. WE BELIEVE THE PROPOSED ALLIED WORLD ACQUISITION DOES NOT PROVIDE ADEQUATE CONSIDERATION TO TRANSATLANTIC STOCKHOLDERS, AND WE BELIEVE THE VALIDUS TRANSACTION PROPOSAL IS A SUPERIOR ALTERNATIVE FOR THE TRANSATLANTIC STOCKHOLDERS BECAUSE IT PROVIDES SIGNIFICANTLY GREATER FINANCIAL VALUE TO TRANSATLANTIC STOCKHOLDERS THAN THE PROPOSED ALLIED WORLD ACQUISITION.

CERTAIN INFORMATION CONCERNING VALIDUS, TV HOLDINGS AND TV MERGER SUB

        Validus is a Bermuda exempted company, with its principal executive offices located at 29 Richmond Road, Pembroke, Bermuda HM 08. The telephone number of Validus is (441) 278-9000. Validus is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly owned subsidiaries, Validus Reinsurance, Ltd. ("Validus Re") and Talbot Holdings Ltd. ("Talbot"). Validus Re is a Bermuda-based reinsurer primarily focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183. Validus Shares are traded on the NYSE under the symbol "VR" and, as of the last practicable date prior to the filing of this Proxy Statement, Validus had a market capitalization of approximately $         billion. Validus has approximately 460 employees.

        TV Holdings is a Delaware limited liability company organized in connection with the acquisition of Transatlantic Shares and the Validus Transaction Proposal and has not carried on any activities other than in connection therewith. The principal offices of TV Holdings are located at 29 Richmond Road, Pembroke, Bermuda HM 08. The telephone number of TV Holdings is (441) 278-9000. TV Holdings is a wholly-owned subsidiary of Validus.

        TV Merger Sub is Delaware limited liability company organized in connection with the acquisition of Transatlantic Shares and the Validus Transaction Proposal and has not carried on any activities other than in connection therewith. The principal offices of TV Merger Sub are located at 29 Richmond Road, Pembroke, Bermuda HM 08. The telephone number of TV Merger Sub is (441) 278-9000. TV Merger Sub is a wholly-owned subsidiary of TV Holdings.

        It is not anticipated that TV Holdings or TV Merger Sub will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and those necessary to consummate the Validus Transaction Proposal.

        The names of the directors and officers of Validus who are considered to be participants in this proxy solicitation and certain other information are set forth in Schedule I hereto. Other than as set forth herein, none of Validus, TV Holdings, TV Merger Sub or any of the participants set forth on Schedule I hereto has any substantial interest, direct or indirect, by security holdings or otherwise, in the Proposed Allied World Acquisition.

 OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING

        In addition to soliciting proxies for the Allied World Acquisition Agreement Proposal, the Transatlantic Board is also soliciting proxies for the Special Meeting for the Adjournment Proposal and the Payout Proposal.

        Because the Adjournment Proposal and Payout Proposal are designed to facilitate the approval of the Proposed Allied World Acquisition and the adoption of the Allied World Acquisition Agreement, Validus recommends voting "AGAINST" the Adjournment Proposal and the Payout Proposal.

        YOU CAN CAST YOUR VOTE WITH RESPECT TO ALL PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING ON OUR BLUE PROXY CARD. WE URGE YOU NOT TO RETURN ANY PROXY CARD THAT YOU RECEIVE FROM TRANSATLANTIC.

        Other than as set forth above, Validus is not currently aware of any other proposals to be brought before the Special Meeting. Should other proposals be brought before the Special Meeting, the persons named on the BLUE proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of Validus as determined by Validus in its sole discretion, in which event such persons will vote on such proposals in their discretion.

 VOTING PROCEDURES

        According to the Allied World/Transatlantic S-4, as of the Record Date, there were                    Transatlantic Shares entitled to vote at the Special Meeting.

        Under Transatlantic's bylaws, the presence, in person or by proxy, of the holders of a majority of the Transatlantic Shares outstanding as of the Record Date and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Once a Transatlantic Share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting. However, if a new Record Date is set for the adjourned Special Meeting, then a new quorum will have to be established. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned.

        In accordance with NYSE rules, brokers and nominees who hold Transatlantic Shares in street-name for customers may not exercise their voting discretion with respect to the Allied World Acquisition Agreement Proposal or the Adjournment Proposal related thereto. Thus, absent specific instructions from the beneficial owner of such Transatlantic Shares, these Transatlantic Shares will not be counted for purposes of determining whether a quorum is present.

        The Allied World Acquisition Agreement Proposal requires the approval of a majority of the total outstanding Transatlantic Shares. Therefore, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the Allied World Acquisition Agreement Proposal.

        Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Transatlantic Shares present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present. Transatlantic stockholders may adjourn the Special Meeting to another time or place without further notice unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each Transatlantic stockholder of record entitled to vote at the meeting. Abstentions will have the same effect as a vote "AGAINST" approval of the proposal to adjourn the Special Meeting. Broker non-votes, if any, are not counted for purposes of the Adjournment Proposal.

        Approval of the Payout Proposal requires the affirmative vote of the holders of a majority of the Transatlantic Shares present in person or represented by proxy and entitled to vote thereon, assuming a quorum is present. Abstentions will have the effect of a vote "AGAINST" approval of the Payout Proposal. Broker non-votes, if any, are not counted for purposes of the Payout Proposal. Approval of the Payout Proposal is not a condition to completion of the proposed Allied World Acquisition, and the vote with respect to this proposal is advisory only. Accordingly, the vote will not be binding on Transatlantic or Allied World, or the board of directors or the compensation committee of Transatlantic or Allied World.

        Transatlantic stockholders may abstain from voting on any or all of the proposals or may vote for or against any or all of the proposals by internet or telephone or by marking the proper box on the BLUE proxy card and signing, dating and returning it promptly in the enclosed postage-paid envelope. If a Transatlantic stockholder returns a BLUE proxy card that is signed, dated and not marked with respect to a proposal, that stockholder will be deemed to have voted "AGAINST" the Allied World Acquisition Agreement Proposal, the Adjournment Proposal and the Payout Proposal as these proposals relate to the Proposed Allied World Acquisition which we oppose.

        If a Transatlantic stockholder returns a BLUE proxy card that is signed and dated but not marked with respect to any proposal unrelated to the Proposed Allied World Acquisition, we will vote to "ABSTAIN" unless such proposal adversely affect the interests of Validus as determined by Validus in its sole discretion, in which event such persons will vote on such proposals in their discretion.

        Only Transatlantic stockholders (or their duly appointed proxies) of record on the Record Date are eligible to vote in person or submit a proxy.

        YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON, BY SUBMITTING A DULY EXECUTED, LATER DATED PROXY BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD OR BY SUBMITTING A WRITTEN NOTICE OF REVOCATION TO EITHER (A) VALIDUS, CARE OF INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022, OR (B) THE PRINCIPAL EXECUTIVE OFFICES OF TRANSATLANTIC AT 80 PINE STREET, NEW YORK, NEW YORK 10005. A REVOCATION MAY BE IN ANY WRITTEN FORM VALIDLY SIGNED BY THE RECORD HOLDER AS LONG AS IT CLEARLY STATES THAT THE PROXY PREVIOUSLY GIVEN IS NO LONGER EFFECTIVE. STOCKHOLDERS WHO HOLD THEIR TRANSATLANTIC SHARES IN A BANK OR BROKERAGE ACCOUNT WILL NEED TO NOTIFY THE PERSON RESPONSIBLE FOR THEIR ACCOUNT TO REVOKE OR WITHDRAW PREVIOUSLY GIVEN INSTRUCTIONS. WE REQUEST THAT A COPY OF ANY REVOCATION SENT TO TRANSATLANTIC OR ANY REVOCATION NOTIFICATION SENT TO THE PERSON RESPONSIBLE FOR A BANK OR BROKERAGE ACCOUNT ALSO BE SENT TO VALIDUS, CARE OF INNISFREE M&A INCORPORATED, AT THE ADDRESS BELOW SO THAT VALIDUS MAY DETERMINE IF AND WHEN PROXIES HAVE BEEN RECEIVED FROM THE HOLDERS OF RECORD ON THE RECORD DATE OF A MAJORITY OF TRANSATLANTIC SHARES THEN OUTSTANDING. UNLESS REVOKED IN THE MANNER SET FORTH ABOVE, SUBJECT TO THE FOREGOING, DULY EXECUTED PROXIES IN THE FORM ENCLOSED WILL BE VOTED AT THE SPECIAL MEETING AS SET FORTH ABOVE.

        BY EXECUTING THE BLUE PROXY CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

        If you have any questions or require any assistance in voting your Transatlantic Shares, please contact:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (877) 717-3929
Banks and Brokers May Call Collect: (212) 750-5833

SOLICITATION OF PROXIES

        Except as set forth below, Validus will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for the solicitation of proxies in connection with this solicitation.

        Proxies will be solicited by mail, telephone, facsimile, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person. Directors and officers of Validus listed on Schedule I hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

        Validus has retained Innisfree M&A Incorporated ("Innisfree") for solicitation and advisory services in connection with solicitations relating to the Special Meeting, for which Innisfree may receive a fee of up to $600,000 in connection with the solicitation of proxies for the Special Meeting. Up to approximately 60 people may be employed by Innisfree in connection with the solicitation of proxies for the Special Meeting. Validus has also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including reasonable legal fees and related charges. Innisfree will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders. The entire expense of soliciting proxies for the Special Meeting by or on behalf of Validus is being borne by Validus.

        If you have any questions concerning this Proxy Statement or the procedures to be followed to execute and deliver a proxy, please contact Innisfree at the address or phone number specified above.

FORWARD-LOOKING STATEMENTS

        This Proxy Statement may include forward-looking statements, both with respect to Validus and its industry, that reflect Validus' current views with respect to future events and financial performance. Statements that include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will," "may," "would" and similar statements of a future or forward-looking nature are often used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Validus' control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. Validus believes that these factors include, but are not limited to, the following: 1) uncertainty as to whether Validus will be able to enter into or consummate the proposed transaction on the terms set forth in the Validus Transaction Proposal; 2) uncertainty as to the actual premium that will be realized by Transatlantic stockholders in connection with the proposed transaction; 3) failure to realize the anticipated benefits (including combination synergies) of the Validus Transaction Proposal, including as a result of delay in completing the transaction or integrating the businesses of Validus and Transatlantic; 4) uncertainty as to the long-term value of Validus Shares; 5) unpredictability and severity of catastrophic events; 6) rating agency actions; 7) adequacy of Validus' or Transatlantic's risk management and loss limitation methods; 8) cyclicality of demand and pricing in the insurance and reinsurance markets; 9) Validus' ability to implement its business strategy during "soft" as well as "hard" markets; 10) adequacy of Validus' or Transatlantic's loss reserves; 11) continued availability of capital and financing; 12) retention of key personnel; 13) competition in the insurance and reinsurance markets; 14) potential loss of business from one or more major reinsurance or insurance brokers; 15) the credit risk Validus assumes through its dealings with its reinsurance and insurance brokers; 16) Validus' or Transatlantic's ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 17) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 18) the integration of businesses Validus may acquire or new business ventures Validus may start;

19) the legal, regulatory and tax regimes under which Validus operates; 20) the effect on Validus' or Transatlantic's investment portfolios of changing financial market conditions, including inflation, interest rates, liquidity and other factors; 21) acts of terrorism or outbreak of war or hostilities; and 22) availability of reinsurance and retrocessional coverage, as well as management's response to any of the aforementioned factors.

        The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in Validus' and Transatlantic's most recent reports on Form 10-K and Form 10-Q and other documents of Validus and Transatlantic on file with the SEC. Any forward-looking statements made in this Proxy Statement are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or its business, operations or financial condition. Except to the extent required by applicable law, Validus undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

OTHER INFORMATION

        The information concerning Transatlantic and the Proposed Allied World Acquisition contained herein (including Schedule II) has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although Validus has no knowledge that would indicate that statements relating to Transatlantic or the Allied World Acquisition Agreement contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date it has not had access to the books and records of Transatlantic, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements. See Schedule II for information regarding persons who beneficially own more than 5% of the Transatlantic Shares and the ownership of the Transatlantic Shares by the directors and officers of Transatlantic.

        Pursuant to Rule 14a-5 promulgated under the Securities Exchange Act of 1934, as amended, reference is made to the preliminary joint proxy statement/prospectus included in the Allied World/Transatlantic S-4 for information concerning the Allied World Acquisition Agreement, the Proposed Allied World Acquisition, financial information regarding Allied World, Transatlantic and the proposed combination of Allied World and Transatlantic, the proposals to be voted upon at the Special Meeting, the Transatlantic Shares, other information concerning Transatlantic's management, the procedures for submitting proposals for consideration at the next annual meeting of stockholders of Transatlantic and certain other matters regarding Transatlantic and the Special Meeting.

        The Validus Transaction Proposal is subject to a number of conditions, including the termination of the Allied World Acquisition Agreement, receipt of all regulatory approvals, consents and waivers, the approval of the issuance of the necessary Validus Shares by Validus' shareholders and, in the case of the Validus Merger Offer, approval of the Validus Merger Offer by the Transatlantic Board and stockholders. There are no assurances that all of the conditions to the Validus Transaction Proposal will be satisfied or that the Validus Transaction Proposal will be consummated if Transatlantic stockholders reject the Proposed Allied World Acquisition. Consequently, following a rejection of the Proposed Allied World Acquisition, Transatlantic may remain independent of both Validus and Allied World. Transatlantic stockholders should take all of these factors into account when determining how to vote their Transatlantic Shares.

        Although Validus believes that the Validus Transaction Proposal would provide Transatlantic stockholders with a premium for their Transatlantic Shares, because both the Validus Merger Offer and the Validus Exchange Offer provide for stock consideration with fixed exchange ratios, the respective values of the stock portion of the Validus Merger Offer and the Validus Exchange Offer to Transatlantic stockholders will vary over time based on relative changes in the market prices of each company's common shares, which could result in a smaller premium or no premium.

        THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES WITH RESPECT TO THE PROPOSED ALLIED WORLD ACQUISITION AND IS NOT A SOLICITATION OF PROXIES WITH RESPECT TO THE VALIDUS MERGER OFFER, A REQUEST FOR THE TENDER OF TRANSATLANTIC SHARES IN THE VALIDUS EXCHANGE OFFER OR AN OFFER TO SELL VALIDUS SHARES. THE VALIDUS EXCHANGE OFFER WILL BE MADE ONLY BY MEANS OF A PROSPECTUS/OFFER TO EXCHANGE WHICH WILL BE SEPARATELY MAILED TO TRANSATLANTIC STOCKHOLDERS.

        WE URGE YOU NOT TO RETURN ANY PROXY CARD YOU RECEIVE FROM TRANSATLANTIC—EVEN AS A PROTEST VOTE AGAINST THE PROPOSED ALLIED WORLD ACQUISITION. EVEN IF YOU PREVIOUSLY HAVE SUBMITTED A PROXY CARD FURNISHED BY TRANSATLANTIC, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY INTERNET OR TELEPHONE OR SIMPLY BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. WE URGE YOU VOTE BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TO US TODAY.

        WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEWS CLEAR TO THE TRANSATLANTIC BOARD BY VOTING "AGAINST" THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL, THE ADJOURNMENT PROPOSAL AND THE PAYOUT PROPOSAL BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY. A VOTE AGAINST THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL WILL NOT OBLIGATE YOU TO VOTE FOR THE VALIDUS MERGER OFFER OR TENDER YOUR TRANSATLANTIC SHARES IN THE VALIDUS EXCHANGE OFFER. HOWEVER, YOU MUST TENDER YOUR TRANSATLANTIC SHARES PURSUANT TO THE VALIDUS EXCHANGE OFFER IF YOU WISH TO PARTICIPATE IN THE VALIDUS EXCHANGE OFFER.

        IF A TRANSATLANTIC STOCKHOLDER RETURNS A BLUE PROXY CARD THAT IS SIGNED, DATED AND NOT MARKED WITH RESPECT TO A PROPOSAL, THAT STOCKHOLDER WILL BE DEEMED TO HAVE VOTED "AGAINST" THE ALLIED WORLD ACQUISITION AGREEMENT PROPOSAL, THE ADJOURNMENT PROPOSAL AND THE PAYOUT PROPOSAL BECAUSE THESE PROPOSALS RELATE TO THE PROPOSED ALLIED WORLD ACQUISITION WHICH WE OPPOSE.

        YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

VALIDUS HOLDINGS, LTD.
TV HOLDINGS, LLC
TV MERGER SUB, LLC
                                , 2011

IMPORTANT VOTING INFORMATION

        1.     If your Transatlantic Shares are held in your own name, please submit your proxy to us TODAY by following the instructions on the enclosed BLUE proxy card by Internet or telephone, or by signing, dating and returning the enclosed BLUE proxy card to Validus Holdings, Ltd., care of Innisfree M&A Incorporated, in the postage-paid envelope provided.

        2.     If your Transatlantic Shares are held in "street-name," only your broker or bank can vote your Transatlantic Shares and only upon receipt of your specific instructions. If your Transatlantic Shares are held in "street-name," deliver the enclosed BLUE voting instruction form to your broker or bank or contact the person responsible for your account to vote on your behalf and to ensure that a BLUE proxy card is submitted on your behalf. If your broker or bank or contact person responsible for your account provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed BLUE voting instruction form. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Validus Holdings, Ltd., care of Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that Validus will be aware of all instructions given and can attempt to ensure that such instructions are followed.

        3.     Do not sign or return any            proxy card you may receive from Transatlantic. If you have already submitted a            proxy card, you have every right to change your vote—use the BLUE proxy card to vote by Internet or telephone or simply sign, date and return the BLUE proxy card. Only your latest dated proxy will be counted.

        4.     Only Transatlantic stockholders of record on July 22, 2011 are entitled to vote at the Special Meeting. We urge each stockholder to ensure that the holder of record of his, her or its Transatlantic Share(s) signs, dates, and returns the enclosed BLUE proxy card as soon as possible.

        If you have any questions or require any assistance in voting your Transatlantic Shares, please contact:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (877) 717-3929
Banks and Brokers May Call Collect: (212) 750-5833

        THE VALIDUS EXCHANGE OFFER WILL BE THE SUBJECT OF A REGISTRATION STATEMENT ON FORM S-4 (WHICH WILL CONTAIN A PROSPECTUS/OFFER TO EXCHANGE) THAT MAY BE FILED BY VALIDUS WITH THE SEC. ADDITIONALLY, THE VALIDUS MERGER OFFER DESCRIBED IN THIS PROXY STATEMENT MAY BECOME THE SUBJECT OF A SEPARATE REGISTRATION STATEMENT ON FORM S-4 FILED WITH THE SEC. THIS PROXY STATEMENT IS NOT A SUBSTITUTE FOR ANY REGISTRATION STATEMENT THAT VALIDUS HAS FILED OR MAY FILE WITH THE SEC OR ANY OTHER DOCUMENTS WHICH VALIDUS MAY SEND TO ITS OR TRANSATLANTIC'S STOCKHOLDERS IN CONNECTION WITH THE VALIDUS TRANSACTION PROPOSAL. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ EACH REGISTRATION STATEMENT AND ALL OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE VALIDUS TRANSACTION PROPOSAL. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF ANY DOCUMENTS FILED BY VALIDUS WITH THE SEC AT THE SEC'S WEBSITE (www.sec.gov) OR BY DIRECTING A REQUEST TO INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022, AT (877) 717-3929 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

SCHEDULE I—
INFORMATION CONCERNING DIRECTORS AND OFFICERS OF VALIDUS
WHO ARE PARTICIPANTS AND INTERESTS OF PARTICIPANTS

Directors and Officers of Validus Who are Participants

        The following table sets forth the name of each director and officer of Validus that is a participant in the solicitation. Unless otherwise indicated, the current business address of each person is 29 Richmond Road, Pembroke, Bermuda HM 08 and the current business telephone number is (441) 278-9000.

DIRECTORS	PARTICIPANT OFFICERS
Edward J. Noonan	Edward J. Noonan
Matthew J. Grayson	Joseph E. (Jeff) Consolino
Jeffrey W. Greenberg	Robert F. Kuzloski
John J. Hendrickson
Sander M. Levy
Jean-Marie Nessi
Mandakini Puri
Alok Singh
Christopher E. Watson

        TV Holdings and TV Merger Sub are both member managed limited liability companies without directors or officers.

INTERESTS OF PARTICIPANTS

        Validus is the beneficial owner of 200 Transatlantic Shares.

I-1

SCHEDULE II—
SECURITY OWNERSHIP OF TRANSATLANTIC PRINCIPAL
STOCKHOLDERS AND MANAGEMENT

THE FOLLOWING TABLES ARE REPRINTED FROM TRANSATLANTIC'S
DEFINITIVE PROXY STATEMENT FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION ON MAY 26, 2011

        The following table lists the beneficial ownership of Transatlantic Shares as of March 28, 2011, by each person or group who, to Transatlantic's knowledge, beneficially owned more than five percent of the outstanding Transatlantic Shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock
BlackRock, Inc.	4,007,864	(1)	6.41
40 East 52nd Street
New York, New York 10022
Davis Selected Advisers, LP	14,159,872	(2)	22.67
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706
JPMorgan Chase & Co.	3,284,202	(3)	5.26
270 Park Avenue
New York, New York 10017

(1)
BlackRock, Inc. filed a Schedule 13G, dated February 9, 2011, with respect to the Transatlantic Shares held by it, which stated that it has sole voting authority with respect to 4,007,864 shares and sole dispositive authority with respect to 4,007,864 shares. BlackRock, Inc. provides investment management, risk analytics and investment accounting services to Transatlantic. During 2010, Transatlantic incurred $6.2 million in fees relating to these services.

(2)
Davis Selected Advisers, L.P. filed a Schedule 13G/A, dated February 14, 2011, with respect to the Transatlantic Shares held by it, which stated that it has sole voting authority with respect to 13,208,762 shares and sole dispositive authority with respect to 14,159,872 shares. On June 8, 2009, Davis Selected Advisers, L.P. entered into a voting agreement with Transatlantic, pursuant to which it (i) agreed to vote the number of Transatlantic Shares beneficially owned by it in excess of 9.9% of the outstanding Transatlantic Shares in a manner proportionate to the vote of the holders of the Transatlantic Shares (other than Transatlantic Shares held by related persons) voting on such matter and (ii) appointed Transatlantic as its proxy and power of attorney to vote such Transatlantic Shares in excess of 9.9% of the outstanding Transatlantic Shares.

(3)
JPMorgan Chase & Co. filed a Schedule 13G, dated February 3, 2011, with respect to the shares of Transatlantic Shares held by it, which stated that it has sole voting authority with respect to 2,896,964 shares, shared voting authority with respect to 273,281 shares, sole dispositive authority with respect to 3,095,201 shares and shared dispositive authority with respect to 189,001 shares.

II-1

        The following table summarizes the beneficial ownership of equity securities of Transatlantic, by each of the nominees for director, each executive officer named in the Transatlantic summary compensation table and by the current directors and current executive officers as a group.

	Equity Securities Owned Beneficially as of January 31, 2011(1)
	TRH Common Stock
Name	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Stephen P. Bradley	0	—
Paul A. Bonny	231,686.37
Ian H. Chippendale	2,667	(3)
John G. Foos	7,167	(3)
John L. McCarthy	2,667	(3)
Robert F. Orlich	567,049.91
Richard S. Press	7,667	(3)
Michael C. Sapnar	131,139.21
Steven S. Skalicky	232,775.37
Thomas R. Tizzio	99,686.16
Javier E. Vijil	219,078.35
All Directors and Executive Officers of TRH as a Group (14 individuals)	1,591,934	2.55

(1)
Unless otherwise indicated, the beneficial owners listed have sole voting and investment power over the shares listed.

(2)
Amounts of equity securities shown include Transatlantic Shares subject to options which may be exercised within 60 days of January 31, 2011 and RSUs which may vest within 60 days of January 31, 2011 as follows: Bonny—201,838 shares, Chippendale—1,000 shares, Foos—2,000 shares, McCarthy—0 shares, Orlich—475,858 shares, Press—2,000 shares, Sapnar—118,901 shares, Skalicky—201,698 shares, Tizzio—48,800 shares, Vijil—201,455 shares, all directors and executive officers of Transatlantic as a group—1,331,471 shares.

Amounts of equity securities shown include shares as to which the individual shares voting and investment power as follows: Foos—3,500 shares with his wife, Orlich—91,191 shares with his wife, Skalicky—5,131 shares with his wife, Tizzio—46,880 shares with his wife, Vijil—9,548 shares with his wife, all directors and executive officers of Transatlantic as a group—156,250 shares. Amounts of equity securities exclude the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership: Foos—300 shares, Press—2,000 shares, all directors and executive officers as a group—2,300 shares.

(3)
Less than .01 percent.

II-2

IMPORTANT

        If your Transatlantic Shares are held in your own name, please use the BLUE proxy card to vote by Internet or telephone or sign, date and return the enclosed BLUE proxy card today. If your Transatlantic Shares are held in "street-name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed BLUE voting instruction form to your broker or bank and contact the person responsible for your account to ensure that a BLUE proxy card is voted on your behalf. If your broker or bank provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed BLUE voting instruction form.

        We urge you not to sign any proxy card you may receive from Transatlantic, even as a protest vote against the Proposed Allied World Acquisition.

        If you have any questions or require any assistance in voting your Transatlantic Shares, please contact:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (877) 717-3929
Banks and Brokers May Call Collect: (212) 750-5833

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND COMPLETE, SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED PRELIMINARY COPY - SUBJECT TO COMPLETION, DATED JULY 20, 2011 YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Transatlantic Common Stock for the upcoming Special Meeting of Transatlantic Stockholders. YOU CAN VOTE TODAY IN ONE OF THREE WAYS: 1. Vote by Telephone — Please call toll-free in the U.S. or Canada at 1-866-756-9932, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1342. Please follow the simple instructions. You will be required to provide the unique control number printed below. OR 2. Vote by Internet — Please access https://www.proxyvotenow.com/trh, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. OR 3. Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return this BLUE proxy card in the postage-paid envelope provided, or mail to: Validus Holdings, Ltd., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, New York 10150-5155. , 2011 Date Signature of Stockholder Signature of Stockholder (if held jointly) Title(s) NOTE: Please sign exactly as your name or names appear hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person. VALIDUS STRONGLY RECOMMENDS A VOTE "AGAINST" EACH OF THE FOLLOWING PROPOSALS. FOR ABSTAIN AGAINST 1. To adopt the Agreement and Plan of Merger, dated as of June 12, 2011, by and among Allied World Assurance Company Holdings, AG (“Allied World”), Transatlantic Holdings, Inc. and GO Sub, LLC. 2. To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal. 3. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Transatlantic Holdings, Inc.'s named executive officers in connection with the Agreement and Plan of Merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON BEHALF OF THE UNDERSIGNED UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF THAT ADVERSELY AFFECTS THE INTEREST OF VALIDUS HOLDINGS, LTD., AS DETERMINED BY VALIDUS HOLDINGS, LTD. IN ITS SOLE DISCRETION. FOR ABSTAIN AGAINST FOR ABSTAIN AGAINST You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had completed, signed, dated and returned a BLUE proxy card.

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE TODAY. TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND COMPLETE, SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED THIS PROXY IS SOLICITED BY VALIDUS HOLDINGS, LTD., TV HOLDINGS, LLC AND TV MERGER SUB, LLC IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF TRANSATLANTIC HOLDINGS, INC. FOR THE TRANSATLANTIC HOLDINGS, INC. SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON , 2011 The undersigned, a holder of common stock (the "Transatlantic Shares") of Transatlantic Holdings, Inc. ("Transatlantic"), held of record on , 2011, acknowledges receipt of the Proxy Statement of Validus Holdings, Ltd. (“Validus”), TV Holdings, LLC and TV Merger Sub, LLC, dated , 2011, and the undersigned revokes all prior proxies delivered in connection with the Special Meeting of Stockholders of Transatlantic (the "Special Meeting") to approve the transactions contemplated by the Agreement and Plan of Merger, dated as of June 12, 2011 ( the "Allied World Acquisition Agreement"), by and among Allied World Assurance Company Holdings, AG ("Allied World"), Transatlantic and GO Sub, LLC, ("Acquisition Sub"). The Allied World Acquisition Agreement contemplates the merger of Acquisition Sub with and into Transatlantic with Transatlantic continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Allied World. The undersigned hereby appoints Edward J. Noonan and Joseph E. Consolino and/or each of them, with full power of substitution, proxies for the undersigned to vote all Transatlantic Shares which the undersigned would be entitled to vote at the Special Meeting, to be held on , 2011 at , at , and any adjournment or postponement thereof, and instructs said proxies to vote as follows: EXCEPT AS PROVIDED HEREIN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE AND YOU HAVE SIGNED THIS PROXY CARD, THIS PROXY WILL BE VOTED (1) AGAINST THE ADOPTION OF THE ALLIED WORLD ACQUISITION AGREEMENT, (2) AGAINST ADJOURNMENT OF THE SPECIAL MEETING, (3) AGAINST THE PROPOSAL, ON AN ADVISORY (NON BINDING) BASIS, TO APPROVE THE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO TRANSATLANTIC'S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE ALLIED WORLD ACQUISITION AGREEMENT, AND THE AGREEMENTS AND UNDERSTANDINGS PURSUANT TO WHICH SUCH COMPENSATION MAY BE PAID OR BECOME PAYABLE, AND (4) IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF THAT ADVERSELY AFFECTS THE INTERESTS OF VALIDUS, AS DETERMINED BY VALIDUS IN ITS SOLE DISCRETION. THIS PROXY WILL REVOKE (OR BE USED BY THE PROXIES TO REVOKE) ANY PRIOR PROXY DELIVERED IN CONNECTION WITH THE PROPOSALS LISTED TO THE EXTENT THAT IT IS VOTED AT THE SPECIAL MEETING AS STIPULATED ABOVE. BY EXECUTING THIS PROXY CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF. YOUR VOTE IS VERY IMPORTANT—PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE. (continued and to be signed and dated on reverse) PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. B L U E P R O X Y